Exhibit 99.1

Antero Midstream Reports First Quarter 2020 Results & Announces Updated 2020 Capital Budget & Guidance

Denver, Colorado, April 29, 2020—Antero Midstream Corporation (NYSE: AM) (“Antero Midstream” or the “Company”) today released its first quarter 2020 financial and operating results. In addition, Antero Midstream announced a revised 2020 capital budget and guidance. The relevant consolidated financial statements are included in Antero Midstream’s quarterly report on Form 10-Q for the three months ended March 31, 2020.

First Quarter 2020 Highlights:

•	Net loss was $(393) million, or $(0.81) per share, driven primarily by a non-cash goodwill impairment, compared to net income of $79 million for the prior year pro forma quarter
•	Adjusted net income increased by 11% to $109 million compared to the pro forma prior year quarter, or $0.23 per share (non-GAAP measure)
•	Adjusted EBITDA increased by 7% to $217 million compared to the pro forma prior year quarter (non-GAAP measure)
•	Distributable cash flow was $164 million, resulting in 1.1x DCF coverage on the previously declared dividend of $0.3075 per share (non-GAAP measure)
•	Capital expenditures were $80 million, a 56% decrease compared to the pro forma prior year quarter
•	Free cash flow before return of capital and changes in working capital was $99 million (non-GAAP measure)
•	Repurchased 4.7 million shares at an average price of $3.36 per share for approximately $15.8 million
•	Expect to receive a $55 million federal income tax refund in 2020 related to net operating losses in prior tax years under the CARES Act

Updated 2020 Capital Budget and Guidance:

•	Further decreased capital budget to a range of $215 to $240 million from the original budget of $300 to $325 million and previously revised budget of $250 to $275 million
o	A 65% decrease compared to 2019 capital expenditures
•	Decreased net income guidance to a net loss of $(140) to $(170) million from $345 to $385 million, driven primarily by the non-cash goodwill impairment recognized in the first quarter
•	Decreased Adjusted EBITDA guidance by 7% to $800 to $830 million from $850 to $900 million, primarily driven by a deferral of 20 well completions by Antero Resources into 2021
•	Increased free cash flow guidance (before return of capital and changes in working capital) by 9% from a range of $375 to $425 million to $420 to $450 million, driven by capital budget reductions

Paul Rady, Chairman and CEO said, “Antero Midstream announced further reductions to its capital budget that result in a 65% decrease year-over-year in capital expenditures. This significant reduction in capital investment highlights the visibility Antero Midstream has into Antero Resource’s development plan and the flexibility to make just-in-time changes and efficiently deploy capital. This approach is expected to result in a mid-teens return on invested capital (“ROIC”) target in 2020, a steady increase compared to the 2019 ROIC of 13%. This peer-leading ROIC is driven by Antero Midstream’s high asset utilization rates, which averaged 89% and 95% for compression and processing capacity in the first quarter of 2020, respectively.”

Mr. Rady Further added, “Antero Resources announced an improvement in its financial and liquidity position through debt reduction during the first quarter of 2020 and a reduction in its full year 2020 capital budget that is expected to result in $175 million of free cash flow assuming current strip prices. These actions and the continued focus on operational savings result in over $1.0 billion of liquidity and further strengthens the financial profile of Antero Resources, which ultimately benefits Antero Midstream.”

For a discussion of the non-GAAP financial measures including Adjusted EBITDA, Adjusted Net Income, Distributable Cash Flow and Free Cash Flow presented on an actual and pro forma basis, as well as Net Debt, please see “Non-GAAP Financial Measures.”

COVID-19 Pandemic Developments

As a midstream energy company, Antero Midstream is recognized as an essential business under various Federal, State and Local regulations related to the COVID-19 pandemic and the communities in which it operates. Antero Midstream has continued to operate as permitted under these regulations, while taking steps to protect the health and safety of its workers. Antero Midstream has implemented protocols to reduce the risk of an outbreak within its field operations, and these protocols have not reduced throughput in a significant manner. A substantial portion of the Company’s non-field level employees have transitioned to remote work from home arrangements, and have been able to maintain a consistent level of effectiveness, including maintaining day-to-day operations and decision making, financial reporting systems and internal control over financial reporting. To date, the Company has had no confirmed cases of COVID-19 within its employee base at any of its locations.

Antero Resources Recent Developments

In a separate press release, Antero Resources announced several initiatives to improve its financial profile and liquidity position. The discussion in this section reflects statements made by Antero Resources. First, Antero Resources announced that as a result of the recent spring borrowing base redetermination, the borrowing base under its revolving credit facility was approved at $2.85 billion. Lender commitments under the credit facility were unchanged at $2.64 billion. In addition, Antero Resources reduced its 2020 drilling and completion budget by 33% from an initial budget of $1.1 billion to $750 million. The reduction reflects continued drilling and completion efficiency improvements, service cost deflation and a deferral of 20 well completions into 2021. Lastly, Antero Resources continued its consistent hedging program during the quarter by adding approximately 688 MMbtu/d of natural gas hedges in 2022 at a weighted average price of $2.48/MMBtu since December 31, 2019. Antero Resources’ release can be found at www.anteroresources.com. Information in Antero Resources’ release does not constitute a portion of, and is not incorporated by reference into, this press release.

First Quarter 2020 Financial Results

The previously announced Simplification Transaction between Antero Midstream GP LP (“AMGP”) and Antero Midstream Partners LP (“Antero Midstream Partners”) closed on March 12, 2019. GAAP financial results for periods prior to the closing of the Simplification Transaction reflect the financial results of AMGP. The financial and operating results and comparisons for periods prior to the closing of the Simplification Transaction that are discussed in this release are based on the pro forma results of Antero Midstream Corporation as if the transaction had occurred on January 1, 2019.

Low pressure gathering volumes for the first quarter of 2020 averaged 2,717 MMcf/d, a 6% increase as compared to the prior year quarter. Low pressure gathering volumes were in excess of the first quarter 2020 growth incentive fee threshold of 2,700 MMcf/d, resulting in a $12 million rebate to Antero Resources. Compression volumes for the first quarter of 2020 averaged 2,516 MMcf/d, a 12% increase as compared to the first quarter of 2019. High pressure gathering volumes for the first quarter of 2020 averaged 2,697 MMcf/d, an 8% increase compared to the first quarter of 2019. Fresh water delivery volumes averaged 183 MBbl/d during the quarter, a 20% increase compared to the first quarter of 2019.

Gross processing volumes from the 50/50 processing and fractionation joint venture with MarkWest (a wholly owned subsidiary of MPLX) (the “Joint Venture”) averaged 1,324 MMcf/d for the first quarter of 2020, an increase of 33% compared to the prior year quarter. Joint Venture processing capacity was 95% utilized during the quarter. Gross Joint Venture fractionation volumes averaged 33 MBbl/d, a 50% increase compared to the prior year quarter.

	Three Months Ended March 31,		%
Average Daily Volumes:	2019(1)	2020	Change
Low Pressure Gathering (MMcf/d)	2,562	2,717	6%
Compression (MMcf/d)	2,255	2,516	12%
High Pressure Gathering (MMcf/d)	2,498	2,697	8%
Fresh Water Delivery (MBbl/d)	153	183	20%
Gross Joint Venture Processing (MMcf/d)	996	1,324	33%
Gross Joint Venture Fractionation (MBbl/d)	22	33	50%

1.	Pro forma Antero Midstream Corporation.

For the three months ended March 31, 2020, revenues were $244 million, comprised of $164 million from the Gathering and Processing segment and $98 million from the Water Handling segment, net of $18 million of amortization of customer relationships. Water Handling revenues include $31 million from wastewater handling and high rate water transfer services.

Direct operating expenses for the Gathering and Processing and Water Handling segments were $13 million and $36 million, respectively, for a total of $49 million, compared to $80 million in total direct operating expenses in the prior year quarter. Water Handling operating expenses include $30 million from wastewater handling and high rate water transfer services. The decrease in direct operating expenses was driven by lower per unit gathering and fresh water delivery operating expenses as well as lower costs associated with flowback and produced water. General and administrative expenses excluding equity-based compensation were $10 million during the first quarter of 2020. Total operating expenses included $3 million of equity compensation expense, and $27 million of depreciation. Antero Midstream recorded a $575 million impairment expense attributable to the goodwill from the Simplification Transaction completed in March of 2019. In addition, the Company recorded an $89 million impairment of its fresh water delivery assets as a result of lower completion activity associated with Antero Resources’ revised drilling and completion budget.

Antero Midstream recorded an income tax benefit of $145 million during the first quarter of 2020. The income tax benefit includes a favorable effective tax rate impact of $11 million related to the carryback of net operating losses to prior tax years. This carryback generated a federal income tax refund receivable of $55 million. These refunds are a direct result of the legislation passed as part of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). These refunds are included in the income tax receivable account at March 31, 2020 and are expected to be received in 2020.

Net loss was $(393) million, or $(0.81) per share, compared to net income of $79 million in the prior year quarter. Adjusted net income was $109 million, or $0.23 per share, representing an 11% increase compared to the prior year quarter. Adjusted EBITDA was $217 million, a 7% increase compared to the prior year quarter. Adjusted EBITDA included $9 million of Antero Clearwater Facility idling costs during the first quarter. Cash interest paid was $68 million. The decrease in cash reserved for bond interest during the quarter was $29 million. Maintenance capital expenditures during the quarter totaled $15 million and distributable cash flow was $164 million. Based on the previously declared dividend of $0.3075 per share, Antero Midstream’s Distributable Cash Flow coverage ratio was approximately 1.1x.

The following table reconciles net income to Adjusted Net Income, Adjusted EBITDA and Distributable Cash Flow as used in this release (in thousands):

Three Months Ended March 31,
2019 (1)	2020
Net income	$79,478	(392,933)
Amortization of customer relationships	17,770	17,605
Impairment expense	6,982	664,544
Tax effect of reconciling items(2)	(6,114)	(168,695)
Effective tax rate impact from net operating loss carryforward under CARES Act	—	(11,268)
Adjusted Net Income	98,116	109,253

Net Income	79,478	(392,933)
Interest expense	26,333	37,631
Provision for income tax expense (benefit)	20,899	(144,785)
Amortization of customer relationships	17,770	17,605
Depreciation expense	30,836	27,343
Impairment expense	6,982	664,544
Accretion and change in fair value of contingent acquisition consideration	3,050	42
Equity-based compensation	13,900	3,338
Equity in earnings of unconsolidated affiliates	(14,155)	(19,077)
Distributions from unconsolidated affiliates	17,380	23,628
Adjusted EBITDA	202,473	217,336
Interest paid	(26,059)	(67,609)
Decrease in cash reserved for bond interest (3)	5,205	29,291
Maintenance capital expenditures(4)	(15,514)	(14,780)
Income tax withholding upon vesting of Antero Midstream Corporation equity-based compensation awards	—	(26)
Distributable Cash Flow	$166,105	164,212

Total Aggregate Dividends	$151,572	146,522

Distributable Cash Flow Coverage Ratio	1.1	x	1.1	x

Adjusted EBITDA	$202,473	217,336
Interest paid	(26,059)	(67,609)
Decrease in cash reserved for bond interest (3)	5,205	29,291
Total capital expenditures	(183,512)	(79,673)
Free Cash Flow (before return of capital and changes in working capital)	$(1,893)	99,345

1)	Three months ended March 31, 2019 presented on a pro forma basis except for dividends declared.
2)	Statutory tax rate was approximately 24.7% for 2019 and 2020.
3)	Cash reserved for bond interest expense on Antero Midstream’s senior notes outstanding during the period that is paid on a semi-annual basis.
4)	Maintenance capital expenditures represent the portion of our estimated capital expenditures associated with (i) the connection of new wells to our gathering and processing systems that we believe will be necessary to offset the natural production declines Antero Resources will experience on all of its wells over time, and (ii) water delivery to new wells necessary to maintain the average throughput volume on our systems.

Gathering and Processing — During the first quarter of 2020, Antero Midstream connected 25 wells to its gathering system and compression capacity was approximately 89% utilized throughout the quarter. Antero Resources has stated that it plans to reduce its rig count from four rigs in early 2020 to one rig for the remainder of 2020 and reduce its completion crew count from three crews to one crew for the remainder of 2020.

Water Handling— Antero Midstream’s Marcellus water delivery systems serviced 43 well completions during the first quarter of 2020, a 39% increase from the prior year quarter.

Balance Sheet and Liquidity

As of March 31, 2020, Antero Midstream had approximately $1.17 billion drawn on its $2.13 billion bank credit facility, resulting in approximately $960 million of liquidity. During the first quarter of 2020, Antero Midstream paid Antero Resources the $125 million earn-out payment associated with the 2015 water drop-down transaction. Antero Midstream’s Net Debt to trailing twelve months pro forma Adjusted EBITDA (“Leverage”) was 3.7x as of March 31, 2020.

Capital Investments

Total capital expenditures including investments in the Joint Venture were $80 million during the first quarter of 2020. Gathering, compression, and water infrastructure capital investments totaled $68 million and investments in unconsolidated affiliates for the Joint Venture were $12. Of the $68 million invested in gathering, compression, and water infrastructure, $55 million was in gathering and compression assets and $13 million was in water the handling assets.

2020 Updated Guidance and Capital Budget

Today in a separate news release, Antero Resources announced that in response to lower commodity prices it has lowered its 2020 drilling and completion capital budget from $1.0 billion to $750 million. The reduction in Antero Midstream’s Adjusted EBITDA guidance is primarily driven by a reduction in fresh water delivery volumes in the second half of 2020 as a result of the deferral of 20 well completions into 2021. Antero Resources has stated that it is 94% hedged on its expected natural gas production in 2020 at a price of $2.87/MMbtu, or approximately 22% above current NYMEX strip pricing. In addition, Antero Resources has stated that it is 100% hedged on its expected crude oil and pentane-equivalent production at a price of $55.63/barrel, or 155% above current NYMEX strip pricing.

Based on Antero Resources’ net production growth forecast, Antero Midstream expects to pay three quarterly low pressure gathering rebates, including the first quarter of 2020, under the recently announced growth incentive fee program in 2020, which would result in $36 million of midstream fee reductions that are included in Antero Midstream’s updated financial guidance.

The following is a summary of Antero Midstream’s updated 2020 guidance ($ in millions):

	2020
	Low		High
Capital Expenditures	$215	—	$240
Net Loss	(170)	—	(140)
Adjusted Net Income	385	—	415
Adjusted EBITDA	800	—	830
Distributable Cash Flow	590	—	620
Free Cash Flow (before return of capital and changes in working capital)	420	—	450

Antero Resources has stated that prior to the COVID-19 pandemic it developed a diverse set of buyers and destinations as well as in field and off-site storage capacity for its condensate volumes. Since the outbreak of the pandemic, Antero Resources has also disclosed that it has expanded its customer base and doubled its condensate storage capacity within the basin. To date, Antero Resources has not had to shut in or curtail any production. Antero Midstream's guidance does not assume any material curtailments to Antero Resources' production as a result of basin-wide condensate storage constraints or any other unforeseen events arising from the global COVID-19 pandemic. A curtailment could result in a temporary reduction in throughput volumes and revenues for Antero Midstream. Antero Resources and Antero Midstream continue to work together to find solutions to mitigate the potential impacts of the decline in demand for oil and NGLs including additional storage capacity in the Northeast. In light of the uncertain market conditions impacting the energy industry, Antero Midstream will continue to evaluate its capital budget as well as the appropriate amount of capital that is returned to shareholders through dividends and share repurchases in order to maintain its financial profile.

Michael Kennedy, CFO of Antero Midstream, said, “Antero Midstream’s updated guidance highlights the flexibility of Antero Midstream’s capital budget and our dedication to capital discipline. The 65% year-over-year reduction in capital expenditures for 2020 more than offsets the reduction in adjusted EBITDA guidance, resulting in an improved free cash flow position of $420 to $450 million before return of capital to shareholders. In addition, the momentum in capital reduction supports Antero Midstream’s balance sheet with almost $1.0 billion of liquidity and below peer average leverage of 3.7x.”

Conference Call

A conference call for Antero Midstream is scheduled on Thursday, April 30, 2020 at 10:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter. To participate in the call, dial in at 877-407-9126 (U.S.), or 201-493-6751(International) and reference “Antero Midstream”. A telephone replay of the call will be available until Thursday, May 7, 2020 at 10:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13701249.

To access the live webcast and view the related earnings conference call presentation, visit Antero Midstream's website at www.anteromidstream.com. The webcast will be archived for replay until Thursday, May 7, 2020 at 10:00 am MT.

Pro Forma Information

The pro forma information presented herein is for illustrative purposes only. If this Simplification Transaction had occurred in the past, operating results might have been materially different from those presented in the pro forma financial information. The pro forma financial information should not be relied upon as an indication of operating results that Antero Midstream would have achieved if the Simplification Transaction had taken place on January 1, 2019. In addition, future results may vary significantly from the pro forma results reflected in this release and should not be relied upon as an indication of Antero Midstream’s future results. For more information, please see Antero Midstream’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

Non-GAAP Financial Measures and Definitions

Antero Midstream uses certain non-GAAP financial measures. Antero Midstream defines Adjusted Net Income as net income plus amortization of customer contracts and impairment expenses minus effective tax rate impacts from net operating loss carryforwards under CARES Act and tax effect of reconciling items. Antero Midstream uses Adjusted Net Income to assess the operating performance of its assets. Antero Midstream defines Adjusted EBITDA as net income before amortization of customer relationships, impairment expense, interest expense, provision for income taxes (benefit), depreciation expense, accretion, equity-based compensation expense, excluding equity in earnings of unconsolidated affiliates, and including cash distributions from unconsolidated affiliates.

Antero Midstream uses Adjusted EBITDA to assess:

●	the financial performance of Antero Midstream’s assets, without regard to financing methods, capital structure or historical cost basis;
●	its operating performance and return on capital as compared to other publicly traded companies in the midstream energy sector, without regard to financing or capital structure; and
●	the viability of acquisitions and other capital expenditure projects.

Antero Midstream defines Free Cash Flow as Adjusted EBITDA less interest paid, decrease in cash reserved for bond interest and capital expenditures. Free Cash Flow is before dividend payments, share repurchases and changes in working capital. Antero Midstream uses Free Cash Flow as a performance metric to compare the cash generating performance of Antero Midstream from period to period. Free Cash Flow does not reflect changes in working capital balances.

Antero Midstream’s defines Distributable Cash Flow as Adjusted EBITDA less interest paid, decrease in cash reserved for bond interest, income tax withholding upon vesting of equity-based compensation awards, AMGP general and administrative expenses, and ongoing maintenance capital expenditures paid. Antero Midstream uses Distributable Cash Flow as a performance metric to compare the cash generating performance of Antero Midstream from period to period and to compare the cash generating performance for specific periods to the cash dividends (if any) that are expected to be paid to shareholders. Distributable Cash Flow does not reflect changes in working capital balances.

Antero Midstream defines Return on Invested Capital (“ROIC”) as earnings before interest and taxes excluding amortization of customer relationships divided by average total liabilities and stockholders equity, excluding goodwill and intangible assets in order to derive an operating asset driven ROIC calculation.

Adjusted EBITDA, Adjusted Net Income, Free Cash Flow, Distributable Cash Flow and ROIC are non-GAAP financial measures. The GAAP measure most directly comparable to such measures (other than ROIC) is Net Income. Such non-GAAP financial measures should not be considered as alternatives to the GAAP measure of Net Income. The presentations of such measures are not made in accordance with GAAP and have important limitations as analytical tools because they include some, but not all, items that affect Net Income, Adjusted EBITDA. You should not consider any or all such measures in isolation or as a substitute for analyses of results as reported under GAAP. Antero Midstream’s definitions of such measures may not be comparable to similarly titled measures of other companies.

Antero Midstream defines Net Debt as consolidated total debt less cash and cash equivalents. Antero Midstream views Net Debt as an important indicator in evaluating Antero Midstream’s financial leverage.

Antero Midstream has not included a reconciliation of Adjusted EBITDA, Adjusted Net Income, Free Cash Flow or Distributable Cash Flow to the nearest GAAP financial measure for 2020 because it cannot do so without unreasonable effort and any attempt to do so would be inherently imprecise. Antero Midstream is able to forecast the following reconciling items between such measures and Net Income (in thousands):

	Twelve Months Ending December 31, 2020
	Low		High
Depreciation expense	$110	—	$120
Equity based compensation expense	10	—	15
Interest expense	150	—	160
Amortization of customer relationships	70	—	75
Distributions from unconsolidated affiliates	90	—	100

The following table reconciles consolidated total debt to consolidated net debt (“Net Debt”) as used in this release (in thousands):

March 31, 2020
Bank credit facility	$1,170,500
5.375% senior notes due 2024	652,600
5.75% senior notes due 2027	653,250
5.75% senior notes due 2028	650,000
Net unamortized debt issuance costs	(22,588)
Consolidated total debt	$3,103,762
Cash and cash equivalents	—
Consolidated net debt	$3,103,762

The following table reconciles net income to Adjusted EBITDA for the last twelve months as used in this release on a pro forma basis (in thousands):

12 months ended March 31, 2020
Net Income (Loss)	$(757,487)
Amortization of customer relationships	70,709
Impairment expense	1,426,504
Interest expense	141,816
Provision for income tax expense (benefit)	(244,804)
Depreciation expense	116,870
Accretion and change in fair value of contingent acquisition consideration	7,246
Equity-based compensation	65,432
Equity in earnings of unconsolidated affiliates	(67,316)
Distributions from unconsolidated affiliates	83,173
Conflicts committee legal & advisory fees	2,278
Adjusted EBITDA	$844,421

Antero Midstream Corporation is a Delaware corporation that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in West Virginia and Ohio, as well as integrated water assets that primarily service Antero Resources Corporation’s properties. The Company’s website is located at www.anteromidstream.com.

This release includes "forward-looking statements.” Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Midstream’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Midstream expects, believes or anticipates will or may occur in the future, such as Antero Midstream’s ability to execute its business plan and return capital to its shareholders, information regarding potential incremental flowback and produced water services, information regarding long-term financial and operating outlooks for Antero Midstream and Antero Resources and information regarding Antero Resources’ expected future growth and its ability to meet its drilling and development plan are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero Midstream believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Midstream expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties incident to our business, most of which are difficult to predict and many of which are beyond Antero Midstream’s control. These risks include, but are not limited to, commodity price volatility, inflation, environmental risks, Antero Resources’ drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting Antero Resources’ future rates of production, cash flows and access to capital, the timing of development expenditures, impacts of world events, including the COVID-19 pandemic, potential shut-ins of production by producers due to lack of downstream demand or storage capacity, and the other risks described under the heading "Item 1A. Risk Factors" in Antero Midstream's Annual Report on Form 10-K for the year ended December 31, 2019 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

For more information, contact Michael Kennedy – CFO of Antero Midstream at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Balance Sheets

December 31, 2019 and March 31, 2020

(In thousands)

		(Unaudited)
	December 31,	March 31,
	2019	2020
Assets
Current assets:
Cash and cash equivalents	$1,235	—
Accounts receivable–Antero Resources	101,029	90,569
Accounts receivable–third party	4,574	3,095
Income tax receivable	—	56,457
Other current assets	1,720	1,251
Total current assets	108,558	151,372
Property and equipment, net	3,273,410	3,228,265
Investments in unconsolidated affiliates	709,639	716,778
Deferred tax asset	103,231	192,499
Customer relationships	1,498,119	1,480,514
Goodwill	575,461	—
Other assets, net	14,460	11,931
Total assets	$6,282,878	5,781,359

Liabilities and Equity
Current liabilities:
Accounts payable–Antero Resources	$3,146	1,675
Accounts payable–third party	6,645	21,662
Accrued liabilities	104,188	57,139
Contingent acquisition consideration	125,000	—
Other current liabilities	3,105	3,084
Total current liabilities	242,084	83,560
Long-term liabilities:
Long-term debt	2,892,249	3,103,762
Other	5,131	5,082
Total liabilities	3,139,464	3,192,404

Stockholders' Equity:
Preferred stock, $0.01 par value: 100,000 authorized at December 31, 2019 and March 31, 2020, respectively
Series A non-voting perpetual preferred stock; 12 designated and 10 issued and outstanding at December 31, 2019 and March 31, 2020, respectively	—	—
Common stock, $0.01 par value; 2,000,000 authorized; 484,042 and 479,385 issued and outstanding at December 31, 2019 and March 31, 2020, respectively	4,840	4,794
Additional paid-in capital	3,480,139	3,318,659
Accumulated loss	(341,565)	(734,498)
Total stockholders' equity	3,143,414	2,588,955
Total liabilities and stockholders' equity	$6,282,878	5,781,359

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

Three Months Ended March 31, 2019 and 2020

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2019	2020
Revenue:
Gathering and compression–Antero Resources	$33,534	163,129
Water handling–Antero Resources	22,351	98,184
Water handling–third party	4	—
Amortization of customer relationships	(1,781)	(17,605)
Total revenue	54,108	243,708
Operating expenses:
Direct operating	14,982	48,728
General and administrative (including $11,423 and $3,338 of equity-based compensation in 2019 and 2020, respectively)	19,809	13,537
Facility idling	—	8,678
Impairment of goodwill	—	575,461
Impairment of property and equipment	—	89,083
Depreciation	7,650	27,343
Accretion and change in fair value of contingent acquisition consideration	1,049	—
Accretion of asset retirement obligations	10	42
Total operating expenses	43,500	762,872
Operating income (loss)	10,608	(519,164)
Interest expense, net	(6,217)	(37,631)
Equity in earnings of unconsolidated affiliates	2,880	19,077
Income (loss) before income taxes	7,271	(537,718)
Provision for income tax benefit	2,377	144,785
Net income (loss) and comprehensive income (loss)	$9,648	(392,933)

Net income (loss) per share–basic and diluted	$0.04	(0.81)

Weighted average common shares outstanding:
Basic	253,877	483,103
Diluted	254,903	483,103

ANTERO MIDSTREAM CORPORATION

Selected Operating Data

Three Months Ended March 31, 2019 and 2020

(Unaudited)

	Three Months Ended		Amount of
	March 31,		Increase	Percentage
	2019(1)	2020	or Decrease	Change
Operating Data:
Gathering—low pressure (MMcf)	230,540	247,223	16,683	7%
Gathering—high pressure (MMcf)	224,786	245,446	20,660	9%
Compression (MMcf)	202,938	228,967	26,029	13%
Fresh water delivery (MBbl)	13,732	16,620	2,888	21%
Treated water (MBbl)	2,147	—	(2,147)	*
Other fluid handling (MBbl)	5,066	5,600	534	11%
Wells serviced by fresh water delivery	31	43	12	39%
Gathering—low pressure (MMcf/d)	2,562	2,717	155	6%
Gathering—high pressure (MMcf/d)	2,498	2,697	199	8%
Compression (MMcf/d)	2,255	2,516	261	12%
Fresh water delivery (MBbl/d)	153	183	30	20%
Treated water (MBbl/d)	24	—	(24)	*
Other fluid handling (MBbl/d)	56	61	5	9%
Average realized fees:
Average gathering—low pressure fee ($/Mcf)	$0.33	0.33	—	*
Average gathering—high pressure fee ($/Mcf)	$0.20	0.20	—	*
Average compression fee ($/Mcf)	$0.19	0.20	0.01	5%
Average fresh water delivery fee ($/Bbl)	$3.89	3.96	0.07	2%
Average treatment fee ($/Bbl)	$4.48	—	(4.48)	*
Joint Venture Operating Data:
Processing—Joint Venture (MMcf)	89,652	120,514	30,862	34%
Fractionation—Joint Venture (MBbl)	1,981	2,984	1,003	51%
Processing—Joint Venture (MMcf/d)	996	1,324	328	33%
Fractionation—Joint Venture (MBbl/d)	22	33	11	50%

1)	Three months ended March 31, 2019 are presented on a pro forma basis

*	Not meaningful or applicable.

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Results of Segment Operations

Three Months Ended March 31, 2020

(Unaudited)

(In thousands)

	Gathering and	Water		Consolidated
	Processing	Handling	Unallocated	Total
Three months ended March 31, 2020
Revenues:
Revenue–Antero Resources	$163,129	98,184	—	261,313
Amortization of customer relationships	(9,238)	(8,367)	—	(17,605)
Total revenues	153,891	89,817	—	243,708

Operating expenses:
Direct operating	13,391	35,337	—	48,728
General and administrative (excluding equity-based compensation)	5,044	2,905	2,250	10,199
Facility idling	—	8,678	—	8,678
Impairment of goodwill	575,461	—	—	575,461
Impairment of property and equipment	—	89,083	—	89,083
Equity-based compensation	2,533	555	250	3,338
Depreciation	13,050	14,293	—	27,343
Accretion of asset retirement obligations	—	42	—	42
Total operating expenses	609,479	150,893	2,500	762,872
Operating loss	$(455,588)	(61,076)	(2,500)	(519,164)

Equity in earnings of unconsolidated affiliates	$19,077	—	—	19,077
Total assets	$4,347,932	1,184,095	249,332	5,781,359
Additions to property and equipment, net	$54,659	13,324	—	67,983

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Cash Flows

Three Months Ended March 31, 2019 and 2020

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2019	2020
Cash flows provided by (used in) operating activities:
Net income (loss)	$9,648	(392,933)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Distributions from Antero Midstream Partners LP, prior to the Transactions	43,492	—
Depreciation	7,650	27,343
Payment of contingent consideration in excess of acquisition date fair value	—	(34,342)
Accretion and change in fair value of contingent acquisition consideration	1,059	42
Impairment	—	664,544
Deferred income tax benefit	(2,377)	(88,328)
Equity-based compensation	11,423	3,338
Equity in earnings of unconsolidated affiliates	(2,880)	(19,077)
Distributions from unconsolidated affiliates	4,775	23,628
Amortization of customer relationships	1,781	17,605
Amortization of deferred financing costs	251	1,090
Changes in assets and liabilities:
Accounts receivable–Antero Resources	31,331	10,460
Accounts receivable–third party	(18)	998
Income tax receivable	—	(56,457)
Other current assets	(2,361)	517
Accounts payable–Antero Resources	(444)	(1,470)
Accounts payable–third party	(1,454)	6,614
Accrued liabilities	(32,289)	(42,852)
Net cash provided by operating activities	69,587	120,720
Cash flows provided by (used in) investing activities:
Additions to gathering systems and facilities	(7,677)	(54,659)
Additions to water handling systems	(8,328)	(13,324)
Investments in unconsolidated affiliates	(65,729)	(11,690)
Cash received on acquisition of Antero Midstream Partners LP	619,532	—
Cash consideration paid to Antero Midstream Partners LP unitholders	(598,709)	—
Change in other assets	(267)	2,296
Net cash used in investing activities	(61,178)	(77,377)
Cash flows provided by (used in) financing activities:
Distributions to unitholders and dividends to stockholders	(30,543)	(148,876)
Distributions to Series B unitholders	(3,720)	—
Distributions to preferred stockholders	—	(138)
Repurchases of common stock	—	(15,824)
Borrowings on bank credit facilities, net	25,000	211,000
Payment for contingent acquisition consideration	—	(90,658)
Employee tax withholding for settlement of equity compensation awards	—	(26)
Other	—	(56)
Net cash used in financing activities	(9,263)	(44,578)
Net decrease in cash and cash equivalents	(854)	(1,235)
Cash and cash equivalents, beginning of period	2,822	1,235
Cash and cash equivalents, end of period	$1,968	—
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$19,250	67,609
Increase in accrued capital expenditures and accounts payable for property and equipment	$11,933	3,266